Exhibit 28(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions  “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our report dated June 27, 2014 in the Registration Statement (Form N-1A) of LocalShares Investment Trust for the period ended April 30, 2014 filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 2 under the Securities Act of 1940 (Registration No. 811-22755).

/s/Ernst & Young LLP

Minneapolis, Minnesota
August 27, 2014